EXHIBIT 11.1

CPI Corp.
Computation of Per Common Share Earnings (Loss) - Diluted
(Unaudited)

thousands, except share and per share data	16 Weeks Ended		40 Weeks Ended
	Nov. 10, 2007	Nov. 11, 2006	Nov. 10, 2007	Nov. 11, 2006
Diluted:
Net earnings (loss) applicable to common shares:
From continuing operations	$(9,958)	$(951)	$(11,796)	$1,533
From discontinued operations	(117)		(287)	-

Net earnings (loss)	$(10,075)	$(951)	$(12,083)	$1,533

Shares:
Weighted average number of common shares outstanding	17,021,513	16,968,819	17,004,834	16,969,919

Shares issuable under employee stock plans - weighted average	-	-	-	-

Dilutive effect of exercise of certain stock options	- *	- **	- ***	21,376

Less: Treasury stock - weighted average	(10,619,570)	(10,617,932)	(10,619,189)	(10,617,412)

Weighted average number of common and common
equivalent shares outstanding	6,401,943	6,350,887	6,385,645	6,373,883

Net earnings (loss) per common and common equivalent shares:
From continuing operations	$(1.55)	$(0.15)	$(1.85)	$0.24
From discontinued operations	(0.02)	-	(0.04)	-

Net earnings (loss)	$(1.57)	$(0.15)	$(1.89)	$0.24

*	The effect of stock options in the amount of 22,281 shares were not considered as the effect is antidilutive.

**	The effect of stock options in the amount of 23,411 were not considered as the effect is antidilutive.

***	The effect of stock options in the amount of 24,491 shares was not considered as the effect is antidilutive.